Exhibit 99.1
CHAMPION ANNOUNCES IMPROVED FIRST QUARTER RESULTS FOR 2010 AND RESTATEMENT

Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced a net loss of $(213,000) or $(0.02) per share on a basic and diluted basis. This compares to a net loss of $(634,000) or $(0.06) per share for the three months ended January 31, 2009.  Income from operations improved to $890,000 in the first three months of 2010 from $2,000 in 2009 resulting in part from improved gross margin percent which partially offset a sales decline and lower selling, general and administrative costs.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “Our first quarter represented a strong increase in income from operations over the previous year. This is indicative of the results of our cost reduction initiatives. We are continuing to implement our cost reduction and process improvement strategies and are aware that the first quarter 2010 sales compression is another strong indicator that our efforts to reduce costs and streamline operations are critical to future success.  It appears that the operating environment will remain volatile for at least the next several quarters so we will drive forward on our internal profit enhancement plans to achieve targeted operating profit improvement. We are also cognizant of the changing print landscape and have made critical investments over the last several years in digital, postal optimization and output solution related assets.”

Revenues for the three months ended January 31, 2010 were $32.4 million compared to $36.9 million in the same period in 2009. This change represented a decrease in revenues of $4.5 million or 12.2%. The printing segment experienced a sales decrease of $3.4 million or 14.7% while the office products and office furniture segment experienced a decrease of $1.0 million or 10.6%. The newspaper revenues for the quarter were approximately $4.4 million compared to $4.5 million in the first quarter of 2009. Toney K. Adkins, President and Chief Operating Officer, noted, “Our operating segments continue to see top line revenue constraints but even with these limitations we are beginning to move the Company back towards profitability. Our newspaper operations essentially reported only a slight decrease in revenue of less than $150,000; therefore on relatively flat revenue, our cost reductions are enhancing profitability.”

The 2009 results are reflective of a restatement of earnings associated with approximately $0.3 million of non-cash related adjustments reflected as deferred tax expense associated with deferred tax liability attributes related to goodwill, trade name and masthead of The Herald-Dispatch. This was recorded in the fourth quarter of 2009 and therefore the interim periods for 2009 have been restated accordingly to reflect such adjustment. In the three months ended January 31, 2010, the Company recorded as a component of other income a hedging arrangement of approximately $0.3 million or $0.2 million net of tax.

Mr. Reynolds concluded, “I believe the first quarter is evidence that the Company has made strides to improve operations and reduce costs. We have improved operating profitability in what continues to be a very difficult environment for top line increases. We believe if we are able to achieve a modest level of sales growth that our operations should rebound quickly.  We will continue to manage our Company through this global economic crisis in anticipation of the recovery to come.”

At January 31, 2010, the Company had approximately $62.0 million of interest bearing debt. Our interest bearing debt has been reduced by approximately $22.4 million since October 31, 2007 through utilization of our earnings, cash flow and working capital management. The Company is subject to various restrictive financial covenants requiring the Company to maintain certain financial ratios. The Company was not in compliance with several of these covenants in 2009 and at January 31, 2010.

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion also publishes The Herald-Dispatch daily newspaper in Huntington, WV with a total daily and Sunday circulation of approximately 24,000 and 30,000, respectively. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee); Blue Ridge Printing (North Carolina) and Champion Publishing (West Virginia, Kentucky and Ohio).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three Months ended January 31,
	2010	2009 (Restated)
Total revenues	$32,387,000	$36,891,000
Net (loss)	$(213,000)	$(634,000)
Per share data:
Net (loss):
Basic and diluted	$(0.02)	$(0.06)
Weighted average shares outstanding:
Basic	9,988,000	9,988,000
Diluted	9,988,000	9,988,000

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492